Exhibit 35.2

confidential

ANNUAL STATEMENT OF COMPLIANCE OF

LNR PARTNERS, LLC

The undersigned, Job Warshaw, being the President of LNR Partners, LLC (the “Special Servicer”), as special servicer under the applicable Pooling and Servicing Agreement, hereby certifies, as of the date hereof, on behalf of the Special Servicer, solely in his capacity as an authorized officer of the Special Servicer and not in his individual capacity, as follows:

1.

A review of the activities performed by the Special Servicer during the period commencing on January 1, 2018 and ending on December 31, 2018 (the “Reporting Period”), and of the Special Servicer’s performance under the Pooling and Servicing Agreement has been made under my supervision; and

2.

To the best of my knowledge, based on such review and using the applicable servicing criteria under Item 1122 of Regulation AB, the Special Servicer has fulfilled all of its obligations under the applicable Pooling and Servicing Agreement in all material respects throughout the Reporting Period.

LNR PARTNERS, LLC, a Florida limited liability company

By:	/s/ Job Warshaw
Job Warshaw
President

Dated: February 19, 2019

1601 Washington Avenue • Suite 700 • Miami Beach, Florida 33139-3164

Telephone: (305) 695-5600 • Fax: (305) 695-5601

confidential